Exhibit 99.1

Lovers Lane Townhomes

Dallas, TX

CORPORATE HEADQUARTERS

15601 Dallas Parkway

Suite 600

Addison, Texas 75001

866.655.3600

behringerharvard.com

INVESTOR INFORMATION

For additional information about

Behringer Harvard and its real estate programs,

please contact us at 866.655.3650.

Commentary & Highlights

Board of Director’s Declare Increased Distribution

•

In September the REIT’s board of directors declared increased distributions for the fourth quarter. For the months of October through December, distributions were declared at an annualized rate of 6.5 percent based on $10.00 per share. This distribution rate is calculated to be 7.22 percent on a $9.00 share and 7.03 percent on a $9.25 share on an annualized basis. Distributions are paid monthly or reinvested monthly for investors who have elected to participate in the Distribution Reinvestment Plan.

Financial Statements

•

As of September 30, 2008, the REIT has co-invested with an institutional investor in 10 real estate joint ventures, which have made loans to, and equity investments in, 10 underlying real estate joint ventures that own one operating property and nine properties currently under development. Co-investing benefits the REIT by increasing portfolio diversification through a greater number of investments, but it also adds some complexity to its accounting. Interest income earned from mezzanine loans and the results of property operations made through these joint ventures are not directly reflected on the REIT’s financial statements. Rather, the REIT’s share of earnings is shown in the aggregate on the income statement in “equity in earnings of unconsolidated real estate joint venture investments.”

•        Our 10 real estate joint ventures are listed below:

Completed and operating apartment community:

The Reserve at Johns Creek Walk

Projects currently under development:

Lovers Lane Townhomes, The Eclipse, Fairfield at Baileys Crossing, Alexan St. Rose, Satori, Tower 55 Hundred, Fairfield at Cameron House, Alexan Prospect, and Alexan Russell Lofts

•        The REIT’s total assets were $113 million at September 30, 2008 and $115 million at December 31, 2007. Included in total assets were our joint venture investments of $82 million at September 30, 2008 and $60 million at December 31, 2007.

•        Significant portfolio growth over the past 12 months was the primary reason for the increase in income and expenses quarter over quarter. Net income for the REIT was $766,000 for the quarter compared to a net loss of $334,000 over the same period a year ago. Total expenses primarily consisted of asset management fees and routine corporate and professional services firm charges.

Some numbers have been rounded for presentation purposes.

*Investment occurred at post-development.

IMPORTANT RISK FACTORS TO CONSIDER

Behringer Harvard Multifamily REIT I, Inc. was formed in August 2006. There can be no assurance the investment objectives described herein will be achieved. This investment is subject to substantial risks. These risks include absence of a public market for these securities, limited operating history, absence of properties identified for acquisition, limited transferability and lack of liquidity, risks associated with lending activities, no assurance that distributions will continue to be made or that any particular rate of distribution will be maintained, reliance on the investment REIT’s advisor, payment of significant fees to the advisor and its affiliates, potential conflicts of interest, and lack of diversification in property holdings until significant funds have been raised, potential development risks and construction delays, risk associated with mortgage and mezzanine financing, and the potential inability to retain current residents and attract new residents due to a competitive housing market, and risk the program will not achieve all of its objectives if it does not fully complete its current securities offering. These risks may impact Behringer Harvard Multifamily REIT I’s ability to make distributions as stated in our filings made with the Securities and Exchange Commission. Real estate investment programs are not suitable for all investors. Refer to the prospectus for a more detailed discussion of risks and suitability standards in your state.

NEITHER THE ATTORNEY GENERAL OF THE STATE OF NEW YORK NOR ANY OTHER STATE SECURITIES REGULATOR HAS PASSED ON OR ENDORSED THE MERITS OF ANY OFFERING OF BEHRINGER HARVARD SECURITIES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Satori

Fort Lauderdale, FL

Fort Lauderdale’s First Eco-Friendly Rental Apartment Community

Construction continues on Satori, a one- to three-bedroom multifamily development located in Fort Lauderdale, Florida, in Broward County on 5.7 lushly landscaped acres. The eco-friendly development intends to offer respite from urban life with features and amenities typically found in luxury resorts and homes.

The four-building property, which includes 279 units, is located less than two miles from public beaches and approximately one mile north of the Fort Lauderdale downtown area.

With construction nearly 60 percent complete as of September 30, 2008, Satori has implemented a plan to provide early renters the opportunity to customize their apartment with a personalized choice of granite countertops, floor coverings, and accent paint colors handpicked by a renowned interior designer, Steven G of Interiors by Steven G.

In the Broward County multifamily market, builders delivered a scant 240 units in 2008, down from 512 units delivered in 2007. Asking rents averaging $1,116 per month in the third quarter were up 0.7 percent from one year ago and effective rents rose 1 percent according to Marcus and Millichap in its Third Quarter Apartment Research Market Update. The county has also historically been above the statewide median income according to the U.S. Department of Housing and Urban Development annual estimates of median family income.

See right panel for highlighted features of Satori.

Consolidated Statements of Operations

	3 mos. ended	3 mos. ended	9 mos. ended	9 mos. ended
(in thousands, except share and per share amounts)	Sep. 30, 2008	Sep. 30, 2007	Sep. 30, 2008	Sep. 30, 2007

Rental revenue	$—	$—	$—	$—

Expenses

Asset management fees	244	66	649	74

Property management fees	11	—	11	—

Organization expenses	9	2	9	50

Interest expense	—	355	—	526

General and administrative	426	176	967	344

Depreciation and amortization	8	—	38	—

Total expenses	698	599	1,674	994

Interest income	162	11	812	86

Equity in earnings of unconsolidated real estate joint venture investments	1,302	254	3,159	285

Net income (loss)	$766	$(334)	$2,297	$(623)

Weighted average number of common shares outstanding	14,267	2,153	14,268	1,020

Basic and diluted income (loss) per share	$0.05	$(0.16)	$0.16	$(0.61)

Reconciliation of Net Income to Funds from Operations

Net income (loss)	$766	$(334)	$2,297	$(623)

Adjustments

Real estate depreciation(1)	238	84	797	84

Funds from operations(2)	$1,004	$(250)	$3,094	$(539)

(1) Includes our share of joint venture depreciation.

(2) FFO is defined by the National Association of Real Estate Investment Trusts as net income (loss), computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships, joint ventures,

and subsidiaries. FFO should not be considered as an alternative to net income (loss) or as an indication of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions.

Satori, Fort Lauderdale, FL

Consolidated Balance Sheets

(in thousands, except share amounts)	Sep. 30, 2008	Dec. 31, 2007

Assets

Cash and cash equivalents	$30,291	$53,378

Investments in unconsolidated real estate joint ventures	81,626	60,069

Restricted cash	—	53

Receivables from affiliates	228	301

Mortgage note receivable	1	71

Escrow deposits	—	888

Other assets	401	682

Total assets	$112,547	$115,442

Liabilities and stockholder’s equity

Liabilities

Payables to affiliates	$320	$1,131

Subscriptions for common stock	—	53

Dividends payable	434	412

Accrued offering costs	6,059	282

Accrued liabilities	84	144

Total liabilities	6,897	2,022

Commitments and contingencies

Stockholders’ equity

Preferred stock, $.0001 par value per share; 125,000,000 shares authorized, none outstanding	—	—

Common stock, $.0001 par value per share; 875,000,000 shares authorized, 14,267,364 and 14,272,919 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	1	1

Additional paid-in capital	108,463	114,567

Cumulative distributions and net loss	(2,814)	(1,148)

Total stockholders’ equity	105,650	113,420

Total liabilities and stockholders’ equity	$112,547	$115,442

This quarterly report summary contains forward-looking statements, including discussion and analysis of the financial condition of Behringer Harvard Multifamily REIT I, Inc. (which may be referred to as the “REIT,” “we,” “us,” or “our”) and our subsidiaries, our anticipated improvements to, and disposition of, properties, amounts of anticipated cash distributions to our investors in the future, and other matters. These forward-looking statements are not historical facts but are the intent, belief, or current expectations of management based on their knowledge of the business and industry. Words such as “may,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control, are difficult to predict, and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Such factors include those described in the Risk Factors set forth in our filings made with the Securities and Exchange Commission. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future event, or otherwise.

Information regarding images depicted within this quarterly report:

A      Lovers Lane Townhomes, Dallas, TX — Investment includes two mezzanine loans. Image depicted is an artist’s rendering.

B      Satori, Fort Lauderdale, FL — Investment includes a mezzanine loan and ownership interest. Images depicted are artists’ renderings.

C      The Eclipse, Houston, TX — Investment includes a mezzanine loan and ownership interest. Actual photograph.

Consolidated Statements of Cash Flows

(in thousands)	9 mos. ended Sep. 30, 2008	9 mos. ended Sep. 30, 2007

Cash flows from operating activities

Net income (loss)	$2,297	$(623)

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities

Amortization of deferred financing costs	—	157

Depreciation and amortization	38	—

Stock-based compensation amortization	18	18

Equity in earnings of unconsolidated real estate joint venture investments	(3,159)	(284)

Distributions received from unconsolidated real estate joint ventures	3,159	—

Changes in operating assets and liabilities

Accrued interest on mortgage note receivable	—	(42)

Accounts receivable	28	—

Other assets	(319)	(94)

Credit facility – Interest payable	—	338

Payables to affiliates	61	152

Accounts payable and other liabilities	(81)	71

Cash provided by (used in) operating activities	2,042	(307)

Cash flows from investing activities

Investments in unconsolidated real estate joint ventures	(21,955)	(24,432)

Issuances of mortgage notes receivable	—	(2,996)

Advances to real estate ventures	—	(755)

Repayments of advances to unconsolidated real estate joint ventures	40	599

Prepaid acquisition costs	—	(694)

Proceeds from sales of interests in real estate ventures	—	1,968

Distributions received from unconsolidated real estate joint ventures	1,022	—

Escrow deposits	—	(1,237)

Cash used in investing activities	(20,893)	(27,547)

Cash flows from financing activities

Redemption of common stock	(50)	—

Proceeds from sales of common stock	—	28,108

Offering costs	(18)	(2,511)

Change in subscriptions for common stock	(53)	800

Change in subscription cash received	53	(800)

Dividends paid	(3,941)	(119)

Credit Facility

Proceeds	—	23,000

Repayments	—	(14,000)

Financing fees	—	(318)

Change in payables to related parties	(227)	—

Cash provided by (used in) financing activities	(4,236)	34,160

Net change in cash and cash equivalents	(23,087)	6,306

Cash and cash equivalents at beginning of period	53,378	20

Cash and cash equivalents at end of period	$30,291	$6,326

The Combined, Summarized Financial Data of all Joint Ventures
and Includes Amounts Owned by Other Real Estate Investors:

	Sep. 30, 2008	Dec. 31, 2007

Land and buildings, net	$31,374	$32,813

Investments in unconsolidated real estate joint ventures	25,134	14,981

Mortgage notes receivable	104,375	76,379

Cash, accrued interest receivable, and other assets	4,550	3,341

Total assets	$165,433	$127,514

Mortgage note payable	$23,000	$23,000

Other liabilities	589	416

Minority interest	1,840	2,085

Members’ equity	140,004	102,013

Total liabilities and members’ equity	$165,433	$127,514

The accompanying unaudited, consolidated financial statements do not include all of the information and note disclosures required by accounting principles generally accepted in the United States of America (GAAP). The financial statements include all adjustments (of a normal recurring nature) necessary to present fairly our consolidated financial position as of September 30, 2008 and December 31, 2007, our unaudited consolidated result of operations for the three and nine month periods ended September 30, 2008 and September 30, 2007, and cash flows for the periods ended September 30, 2008 and September 30, 2007.

Satori, Fort Lauderdale, FL (artist’s rendering pictured above and below)

Satori

Fort Lauderdale, FL

Property Features

Satori is considered Fort Lauderdale’s first eco-friendly rental apartment community, designed with sustainable features that include:

•        Covered parking garage which utilizes a reduced heat island effect to reduce global warming

•        Zero VOC carpet and paints (volatile organic compounds)

•        Light gauge steel for interior wall construction, which is comprised of a minimum of 31 percent recycled content

•        Preservation of the surrounding natural habitat

•        Ability to re-hydrate the aquifer by retaining and treating all on-site storm water through exfiltration trenches and wells

Some of the green features offered at Satori that are expected to help reduce energy costs for both the property and the residents include:

•        Roof solar system that utilizes a flex light photovoltaic (PVL) system to generate electricity at low light levels, which produces more electricity per watt than any other system and reduces the use of fossil fuels

•        White, reflective roof material constructed of 7.5 percent recycled content that lowers energy consumption

•        GE Energy Star energy-efficient stainless steel appliances that can save residents up to 15 percent of their appliance energy costs

•        High-efficiency air conditioning units (SEER 15) that reduce consumption by 14 percent and use environmentally-friendly refrigerant

•        Programmable thermostats to assist residents in reducing their electricity bills

•        Energy-efficient lighting to help reduce energy consumption

•        Front-loading washers and dryers (in each residence) that use less water and energy

FIRST-CLASS
15601 Dallas Parkway, Suite 600	MAIL
Addison, TX 75001	US POSTAGE
PAID
Date Published 01/09 • IN • 402159	ADDISON, TX
© 2009 Behringer Harvard	PERMIT NO. 36